Exhibit 99.1

For Immediate Release

Socket Mobile Contacts:	Editorial Contact:
Carol Montalvo	Ed Schauweker
Sr. Marketing Communications Manager	Ketchum
510/933-3051	703/963-5238
carol@socketmobile.com	ed.schauweker@ketchum.com

Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
510/933-3035	323/468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Hires Senior Vice President of Worldwide Sales and Marketing
Intermec Veteran Robert Zink Brings Extensive Mobile Computing System Expertise

NEWARK, Calif., - April 2, 2007 - Socket Communications, Inc. (NASDAQ: SCKT), dba Socket Mobile, Inc., an innovative provider of mobile productivity products, today announced that Robert C. Zink has joined the executive management team as its senior vice president of Worldwide Sales and Marketing.

Mr. Zink will be responsible for aligning the worldwide marketing and sales activities, which include developing strategic relationships with new value added resellers that address key markets for the SoMo 650; including healthcare, automotive, life sciences and retail, among others. He strengthens Socket's ability to address the gap that currently exists between consumer and industrial grade devices by leveraging the recently announced handheld mobile computer, the SoMo™ 650. His team will also build upon existing relationships with the more than 100 value added reseller partners that already purchase Socket peripherals to develop mobile computing solutions that drive operational efficiencies, increase mobile workforce productivity and boost corporate performance.

"Bob's 28 years of solution sales, marketing strategy development and execution expertise is a significant and pivotal element in our successful transition to a systems company," said Kevin Mills, president and chief executive officer of Socket Mobile. "His proven track record of building successful teams that meet or exceed plan goals will play a crucial role as Socket continues to expand its handheld computing product line."

Mr. Zink has held a number of key positions ranging from sales to engineering during his tenure with Intermec, most recently as vice president of U.S. Enterprise Sales. During the past six years, he was instrumental in expanding the company's market share with the top-1000 U.S. companies in five vertical markets; including retail, transportation, telecommunications, consumer products and industrial.

As the vice president of Eastern U.S. Sales, Mr. Zink successfully executed the company's field sales retail strategy, in which, his division's sales performance led the company, including a 3 year period of 186% growth and 12 consecutive quarters of exceeding plan. Previously, as a global account manager, he developed and executed the first global deployment of handheld computing technology for Intermec's largest multinational customer, generating more than $120 million in sales.

About Socket Mobile
Socket Mobile is a one-stop supplier of mobile computing hardware systems designed for business use. Its handheld mobile computer and large portfolio of essential, mobile-data collection and connectivity peripherals are designed to increase mobile information accuracy and worker productivity. Founded in 1992, Socket is leveraging its years of experience and expertise in the mobile computing market to deliver and easy-to-deploy mobility system. The company partners with application developers and value added resellers to deliver a complete solution to the small-to-medium business market. Socket Mobile is headquartered in Newark, Calif. and can be reached at (510) 933-3000 or www.socketmobile.com.

Socket is a registered trademark of Socket Communications, Inc., dba Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2007, Socket Communications, Inc., dba Socket Mobile, Inc. All rights reserved.

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